Exhibit 10.8

GALAXY LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated and effective as of June 30, 2015, by and among Baxter International Inc. (“Baxter”), a corporation organized under the laws of Delaware with a primary address at One Baxter Parkway, Deerfield, Illinois USA 60015 and Baxter Healthcare SA, a company organized under the laws of Switzerland with a primary address at Postfach, 8010 Zurich, Switzerland (each, a “Licensor” and collectively, the “Licensors”), and Baxalta Incorporated, a corporation organized under the laws of Delaware with a primary address at One Baxter Parkway, Deerfield, Illinois USA 60015 ( “Licensee”).

WHEREAS, Baxter International Inc. and Licensee are parties to that certain Manufacturing and Supply Agreement, dated as of June 30, 2015 (the “Supply Agreement”), pursuant to which the equipment listed on Schedule A to this License Agreement (including any replacement equipment therefor, the “Round Lake Baxalta Equipment”) may be transferred to Licensee or its applicable Affiliates following the termination date of the Supply Agreement (or the portion thereof or any agreement entered into in connection therewith requiring the use of such Round Lake Baxalta Equipment) in accordance with the terms of the Supply Agreement and the terms of the Separation and Distribution Agreement, dated as of June 30, 2015 between Baxter International Inc. (“Baxter”) and Licensee (the “Separation Agreement”);

WHEREAS, pursuant to the Supply Agreement, Baxter or one or more of its Subsidiaries (as defined in the Separation Agreement) may, from time to time, manufacture additional Production Equipment (as defined in the Supply Agreement) for Licensee or one or more of its Subsidiaries (as defined in the Separation Agreement), subject to the conditions and limitations set forth in the Supply Agreement (such Production Equipment, together with the Round Lake Baxalta Equipment, the “Applicable Equipment”); and

WHEREAS, Licensors and Licensee have agreed pursuant to the terms of this Agreement that the license rights described herein shall be provided by Licensors (or its applicable controlled group Affiliates) to Licensee (and its controlled group Affiliates);

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter contained, and other good and valuable consideration, the parties hereto mutually agree as follows:

ARTICLE 1 — DEFINITIONS

The following terms as used in the Agreement shall, unless the content clearly indicates to the contrary, have the meanings set forth in this Article. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Separation Agreement.

a.	“Affiliate” shall have the meaning set forth in the Separation Agreement.

b.	“Field of Use” means use of the Licensed Technology by Licensee and its controlled group Affiliates in the production and packaging of products that are primarily and directly derived from the fractionation of plasma; provided that the Field of Use expressly excludes the production or packaging of (i) any other products of Licensee or any of its controlled group Affiliates and (ii) any products of any Third Party for which Third Parties will receive a majority of the economic rights related thereto (including with respect to products for which Licensee or any of its controlled group Affiliates act as contract manufacturer or in a similar capacity).

c.	“Galaxy Devices” means a form-fill-seal packaging machine (or combination of machines collectively having form-fill-seal functionality) that employs Galaxy Technology to assemble and fill containers of medical solution within an interior aseptic environment of such machine, as well as any component or subassembly thereof to the extent such component or subassembly is not known or available for purchase by persons other than Baxter and Baxalta or any of their respective controlled group Affiliates.

d.	“Galaxy IP” means all Intellectual Property Rights related to the use of (or manufacturing or development using) any Galaxy Devices, whether or not now existing and including any future improvements or developments thereto to the extent included in the license granted hereunder pursuant to Article 4; provided that Galaxy IP shall not, for the avoidance of doubt, include any information, technical data, Know-How, trade secrets or other Intellectual Property Rights related to the manufacturing or production of the Applicable Equipment (or any other Galaxy Devices).

e.	“Galaxy Technology” means Baxter’s (or its applicable controlled group Affiliates’) proprietary form-fill-seal process for aseptic manufacturing of medical solutions in flexible plastic containers, including the steps of forming such containers from pre-sterilized components, filling such containers with filtered medical solutions and sealing such containers after filling, all within an aseptic environment.

f.

“Intellectual Property Rights” means any and all intellectual and industrial proprietary rights and rights in confidential information of every kind and description anywhere in the world, including (i) patents and patent applications, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names, and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, and (v) trade secrets and other confidential information (including ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, non-public data and databases, financial and marketing plans and customer and supplier lists and information.

g.	“Know-How” means any tangible or intangible technical or business information that is owned or under the control of any Licensor or any of the Licensors’ controlled group Affiliates, including, without limitation, any technical facts, specifications, procedures, data, or advice, whether written or oral (in the form of reports, letters, charts, graphs, drawings, designs, training and operational manuals, bills of materials, photographs and the like).

h.	“Licensed Technology” means all existing and new information, technical data, Know-How or trade secrets which relate to the operation, repair and maintenance of the Applicable Equipment that is owned or held by any Licensor or any of the Licensors’ controlled group Affiliates; provided that Licensed Technology shall not, for the avoidance of doubt, include any information, technical data, Know-How, trade secrets or other Intellectual Property Rights related to the manufacturing or production of the Applicable Equipment (or any other Galaxy Devices) or with respect to any other Galaxy IP.

ARTICLE 2 - DISCLOSURE

Promptly after delivery of possession of any Applicable Equipment to Licensee or any of its controlled group Affiliates at a location owned by Licensee or any of its controlled group Affiliates or such other location as approved in advance by the Licensors, the Licensors shall, to the extent that they have not already done so, disclose and furnish to Licensee, in writing or other form acceptable to Licensee, Licensed Technology which is then known or possessed by the Licensors or any of their controlled group Affiliates.

ARTICLE 3 - GRANT

Subject to the terms and conditions of this Agreement, the Licensors hereby grant, and shall cause their controlled group Affiliates (in each case to the extent such Affiliates have such granting rights) to grant, Licensee and its controlled group Affiliates an exclusive, perpetual, non-transferrable, non-sublicenseable, royalty-free, fully paid, worldwide license to use and otherwise exploit the Licensed Technology and the Galaxy IP only with respect to the Applicable Equipment and only in the Field of Use; provided that, for the avoidance of doubt, the exclusive nature of the license shall apply to the production and packaging of products that are primarily and directly derived from the fractionation of plasma (without taking into account clause (ii) of the proviso to the Field of Use definition).

Notwithstanding the foregoing, the license and any other rights granted pursuant to this Agreement shall extend only (except as permitted in accordance with the immediately following sentence) to the use of the Licensed Technology in Applicable Equipment that is located at facilities listed on Schedule B that are owned by Licensee or any of its controlled group Affiliates. Licensee hereby covenants and agrees that it shall not at any time, except with the prior written approval of the Licensors in their sole discretion, permit the Applicable Equipment to be physically located in any facility other than those facilities set forth on Schedule B (or, for so long as the Applicable Equipment is located at any such facility, transfer the ownership of such facility to any party that is not a controlled Affiliate of Licensee).

The Licensors also hereby grant (including on behalf of their applicable controlled group Affiliates) to Licensee and its controlled group Affiliates, and Licensee hereby accepts (including on behalf of its controlled group Affiliates), a worldwide, non-exclusive, terminable, royalty-free license to use the trademarks listed on Schedule C (the “Trademarks”) solely in a manner consistent with the past practice of the Baxalta Business. Notwithstanding anything to the contrary herein, Licensee and its controlled group Affiliates shall not (i) register domain names that incorporate the Trademarks or use the Trademarks in the address of any social media (e.g., Facebook, Twitter) or similar or successor media or (ii) use the Trademarks in any trade name, corporate name or “doing business as” name. Sections 2, 3, 4 and 8 of that certain Trademark License Agreement, dated as of June 30, 2015 between Baxter and Licensee (the “Trademark License Agreement”) shall be incorporated by reference herein solely with respect to the license of the Trademarks described in this paragraph; provided that such provisions of the Trademark License Agreement for purposes of this paragraph shall be interpreted in order to give the effect of those provisions to this paragraph and the Trademarks licensed hereunder (including, for the avoidance of doubt, with references to Baxter therein being changed to the Licensors hereunder, and with references to Baxalta therein being changed to Licensee hereunder). The Trademark license granted in this paragraph shall continue until the expiration or termination of that portion of the Supply Agreement (or any agreement entered into in connection therewith) pursuant to which the Licensors or any of their controlled group Affiliates manufacture or supply products to the Licensee or any of its controlled group Affiliates using any of the Round Lake Baxalta Equipment (or, if earlier, upon the termination of this Agreement); provided that the Licensee and its controlled group Affiliates shall be entitled to use existing materials bearing the Trademarks that were produced in the ordinary course of business prior to the conclusion of the term in the same manner as was permitted during the term and shall not be required to recall or withdraw uses of the Trademarks from the market; provided further that such use shall not continue beyond (i) 18 months with respect to materials other than inventory and materials that accompany such inventory in the ordinary course of business and (ii) the expiration date of any inventory having a shelf life (including the materials that accompany such inventory in the ordinary course of business). At the end of the term of the Trademark license granted pursuant to this paragraph, Licensee shall, to the extent reasonably practical, cause to be destroyed, removed or obliterated all remaining materials (regardless of medium) controlled by Licensee or any of its controlled group Affiliates on or in which any of the Trademarks appear.

Licensee shall have the obligation to protect and cause its controlled group Affiliates (and each Person to whom they intentionally or unintentionally allow to access any Galaxy IP) to protect the Galaxy IP (including the Licensed Technology and Trademarks) against any use that is not permitted by the terms of this Agreement (or otherwise expressly agreed in writing by the Licensors).

ARTICLE 4 - FUTURE DEVELOPMENTS

The rights licensed and provided to Licensee and its controlled group Affiliates hereunder shall include any improvements or developments falling within the Field of Use and relating to the Applicable Equipment which are invented, developed or otherwise acquired by any Licensor or any of the Licensors’ controlled group Affiliates. Any improvements or developments of any type or kind which are invented, developed or otherwise acquired by Licensee or any of its controlled group Affiliates with respect to the Galaxy IP or any Licensed Technology shall be promptly disclosed to the Licensors, and the Licensors and their controlled group Affiliates shall have (or the Licensors and Licensee shall cooperate to ensure that they have) full ownership rights to such improvements and developments, other than the license rights granted hereunder with respect to the Galaxy IP and Licensed Technology (which shall include all such improvements or developments to the extent of the Field of Use, so long as such improvements or developments were not invented, developed or otherwise acquired in violation of this Agreement). No party makes any express or implied guarantee, representation or warranty (including with respect to usability) with respect to any improvement or development described in this Article 4.

ARTICLE 5 – MAINTENANCE OF LICENSED RIGHTS

Subject to the remainder of this Article 5, the Licensors shall have the sole right, but not the obligation, to maintain, enforce and defend the Galaxy IP (including the Licensed Technology and the Trademarks) at the Licensors’ sole cost and expense (except to the extent payable by Licensee in connection with a breach or violation of this Agreement or any other agreement). Licensee shall promptly notify the Licensors if it becomes aware of any violation or potential violation by Licensee or any other party (including any current or former employee, contractor or other representative of Licensee or any of its Affiliates), and in any such case shall cooperate with the Licensors to maintain, enforce and defend the Galaxy IP (including the Licensed Technology and the Trademarks), including by taking all such actions (including seeking injunction or other equitable remedies) as may be reasonably requested by the Licensors and by adding one or more of the Licensors as a party to any such action in respect thereof if requested by the Licensors (to the extent permitted by applicable Law).

Licensor shall have the right to request certification from an authorized officer of Licensee from time to time (but not more than twice per calendar year) of compliance with the terms of this Agreement.

ARTICLE 6 - CONFIDENTIALITY

Sections 6.08 and 6.09 of the Separation Agreement shall be incorporated by reference herein as though included in this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement or any other Ancillary Agreement).

ARTICLE 7 - EFFECTIVE DATE AND TERM; TERMINATION

This Agreement will become effective on the date of this Agreement and shall continue in full force and effect until such time as all of the Licensed Technology is no longer protected by any Intellectual Property Rights or other rights anywhere in the world, unless terminated earlier in accordance with this Article 7.

This Agreement and the license granted hereunder may be terminated by (i) the Licensors if Licensee breaches any of its material obligations under this Agreement and fails to cure such breach within forty-five (45) days following receipt of written notice from any Licensor, or such other reasonable period of time as agreed upon in writing by the parties; (ii) the Licensors, if this Agreement is assigned by Licensee, other than as expressly permitted hereunder or with the Licensors’ prior approval; or (iii) the Licensee at any time upon written notice to the Licensors.

To the extent permitted under applicable Law, this Agreement may be terminated by the Licensors by giving Licensee written notice thereof in the event Licensee (or, with respect to any license rights held by any of its controlled group Affiliates, such Affiliates) makes a general assignment for the benefit of its creditors, or proceedings of a case are commenced in any court of competent jurisdiction by or against such party seeking (i) such party’s reorganization, liquidation, dissolution, insolvency, arrangement or winding up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, manager, judicial manager or administrator for or over such party’s property, or (iii) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and, in each case, such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unstated, for a period of more than one hundred eighty (180) days.

Termination of this Agreement for any reason shall be without prejudice to any other remedies which either party may then or thereafter have hereunder or otherwise.

At any time on or after the termination of this Agreement, or at any time when the Licensors have the right to terminate this Agreement in accordance with its terms, Baxter shall have the right to repurchase (or permit any of its controlled group Affiliates to purchase) any or all of the Applicable Equipment from time to time at Licensee’s then-current net book value (measured without taking into account any write-down or write-off necessitated by the termination of the license rights granted hereunder) applicable to such Applicable Equipment. If Baxter chooses to exercise such right, it shall notify Licensee in writing, and Licensee shall promptly (and in any event within fifteen (15) days) provide Baxter with the net book value (subject to the immediately preceding sentence, determined in accordance with Licensee’s ordinary course accounting principles and methodologies) for the Applicable Equipment. Upon receipt of such net book value information, Baxter shall within fifteen (15) days notify Licensee whether it intends to proceed with the purchase of some or all of the Applicable Equipment at such price. If Baxter determines that it will proceed with the purchase of such applicable equipment, the purchase price shall be paid by wire transfer with immediately available funds, and Licensee shall ensure that the Applicable Equipment is available for transfer to Baxter without any lien or encumbrance. Licensee shall cooperate with Baxter in the transfer and physical relocation of the Applicable Equipment to Baxter (it being understood and agreed that any such purchase will require Baxter to take possession of the Applicable Equipment at a facility of its selection); provided that disassembly, crating and shipping shall be managed by Baxter (with Baxter and Licensee working jointly, at Baxter’s cost (except in the case of a termination of this Agreement resulting from the breach or bankruptcy-related event of Licensee, in which case at Licensee’s cost), to take such actions as are necessary to allow Baxter to physically remove the Applicable Equipment from Licensee’s facility as promptly as practicable). Licensee shall not at any time take any actions with respect to the repairs and maintenance or other treatment of the Applicable Equipment that is intended to diminish the value of such Applicable Equipment in the hands of Licensors of Licensee, except that destruction or disposal shall be permitted if in accordance with the immediately following paragraph.

Licensee shall provide at least ninety (90) days’ notice of any plan to destroy or dispose of any Applicable Equipment, and any such destruction or disposal shall occur only in a manner to be reasonably agreed by the Licensors (such agreement not to be unreasonably withheld or delayed); provided that Baxter may elect on or prior to the date that is ninety (90) days after such notice to repurchase (or permit any of its controlled group Affiliates to purchase) any or all of the Applicable Equipment at Licensee’s then-current net book value (measured without taking into account any write-down or write-off necessitated by such destruction or disposal) applicable to such Applicable Equipment. If Baxter chooses to exercise such right, it shall notify Licensee in writing, and Licensee shall promptly (and in any event within fifteen (15) days) provide Baxter with the net book value (subject to the immediately preceding sentence, determined in accordance with Licensee’s ordinary course accounting principles and methodologies) for the Applicable Equipment. Upon receipt of such net book value information, Baxter shall within fifteen (15) days notify Licensee whether it intends to proceed with the purchase of some or all of the Applicable Equipment at such price. If Baxter determines that it will proceed with the purchase of such applicable equipment, the purchase price shall be paid by wire transfer with immediately available funds, and Licensee shall ensure that the Applicable Equipment is available for transfer to Baxter without any lien or encumbrance. Licensee shall cooperate with Baxter in the transfer and physical relocation of the Applicable Equipment to Baxter (it being understood and agreed that any such purchase will require Baxter to take possession of the Applicable Equipment at a facility of its selection); provided that disassembly, crating and shipping shall be managed by Baxter (with Baxter and Licensee working jointly, at Baxter’s cost (except in the event that this Agreement has been terminated due to the breach or bankruptcy-related event of Licensee, in which case at Licensee’s cost), to take such actions as are necessary to allow Baxter to physically remove the Applicable Equipment from Licensee’s facility as promptly as practicable).

ARTICLE 8 - BANKRUPTCY

All Licensed Technology and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Licensee agrees (including on behalf of each of its controlled group Affiliates) that each of them as a licensee of such rights under this Agreement, as applicable, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against any Licensor (or any Licensor’s controlled group Affiliates that own or hold any of the Licensed Technology) under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the Licensee’s possession, shall be promptly delivered to it: (i) upon the Licensors’ receipt of a notice from Licensee requesting such information, unless one or more Licensors elect to continue to perform all of the Licensors’ obligations under this Agreement; or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of such Licensor or any of its controlled group Affiliates upon receipt of a notice from Licensee requesting such information

ARTICLE 9 – ASSIGNMENT; SALE OF BUSINESS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Licensee shall not assign, subcontract, sublicense, transfer, or otherwise dispose of its rights, duties or obligations under this Agreement without the prior written consent of each Licensor, which may be granted or refused in the Licensors’ sole discretion, except that Licensee may assign the Agreement in connection with (i) a sale of all or substantially all of the assets of the plasma-derived products business of Licensee and its controlled group Affiliates so long as Licensee remains directly liable for all obligations hereunder and the assignee assumes all the obligations of Licensee thereto or (ii) a sale of a product line including the facility or facilities at which any Applicable Equipment is located, so long as Licensee remains directly liable for all obligations hereunder and the assignee assumes all the obligations of Licensee thereto; provided that, in each case, the assignment rights permitted hereunder shall not allow the Applicable Equipment to be physically located to a different facility unless approved by each Licensor in the Licensors’ sole discretion.

Each Licensor may assign the Agreement in whole in connection with (i) a sale of all or substantially all of the assets of such Licensor so long as such Licensor remains directly liable for all obligations hereunder and the assignee assumes all the obligations of such Licensor thereto or (ii) a sale of a product line or other part of the business including the ownership of any or all of the Licensed Technology, so long as such Licensor remains directly liable for all obligations hereunder and the assignee assumes all of the obligations of such Licensor thereto.

ARTICLE 10 – COMPLIANCE WITH LAWS

Licensee shall ensure that its and its controlled group Affiliates’ use of the Licensed Technology shall comply in all respects with applicable Laws. In the event that the Law of a particular jurisdiction includes additional requirements that are necessary to prevent any of the Licensed Technology from becoming invalid or unenforceable, then, at the request of a party, each other party shall reasonably cooperate to assist in implementing or otherwise reasonably satisfying such requirements, and the requesting party shall reimburse each other party for its reasonable costs and expenses incurred in connection therewith

ARTICLE 11 – SURVIVAL OF COVENANTS

Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the term of this Agreement and shall remain in full force and effect thereafter; provided that the grant of the license itself (including, for the avoidance of doubt, exclusivity related thereto) shall not survive the termination of this Agreement.

ARTICLE 12 – DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

EACH LICENSOR (ON BEHALF OF ITSELF AND EACH OF ITS CONTROLLED GROUP AFFILIATES) AND LICENSEE (ON BEHALF OF ITSELF AND EACH OF ITS CONTROLLED GROUP AFFILIATES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY TO THIS AGREEMENT OR OTHERWISE, IS: (X) REPRESENTING OR WARRANTING TO ANY OTHER PARTY IN ANY WAY AS TO (I) THE RIGHTS OR ASSETS LICENSED AS CONTEMPLATED HEREBY; (II) ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; (III) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; OR (IV) THE ABSENCE OR PRESENCE OF ANY DEFENSES TO OR RIGHT OF SETOFF AGAINST OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY PROCEEDING OR OTHER ASSET OF EITHER PARTY; OR (Y) MAKING ANY OTHER REPRESENTATIONS OR GRANTING ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY PATENTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, ALL SUCH RIGHTS OR ASSETS ARE BEING LICENSED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE LICENSEES SHALL BEAR THE ECONOMIC AND LEGAL RISKS RELATED THERETO.

Each Licensor (on behalf of itself and each of its controlled group Affiliates) and Licensee (on behalf of itself and each of its controlled group Affiliates) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in this Article 12 is held unenforceable or is unavailable for any reason under the laws of any jurisdiction outside the United States or if, under the laws of a jurisdiction outside the United States, both parties (or any of their respective controlled group Affiliates) are jointly or severally liable for any liability with respect thereto, then the parties intend that, notwithstanding any provision to the contrary under the laws of such foreign jurisdictions, the provisions of this Agreement (including the disclaimer of all representations and warranties) shall prevail for any and all purposes among the parties hereto and their respective controlled group Affiliates.

ARTICLE 13 – AMENDMENTS

No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of the Licensors and Licensee. No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of each party against whom it is sought to be enforced.

ARTICLE 14 – MISCELLANEOUS

Section 2.07 and Articles VII and IX of the Separation Agreement are hereby incorporated into this Agreement by reference as though included in this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement or any other agreement); provided that any specific provision of this Agreement shall control in the event of any conflict with such sections of the Separation Agreement; provided further that all sections and provisions of the Separation Agreement incorporated by reference in this Agreement shall be interpreted wherever possible in a manner fulfilling the purpose of such provision of the Separation Agreement as applied to this Agreement, taking into account the context.

Notwithstanding the foregoing, any notice required hereunder shall be given, in addition to the notices required under Section 9.05 of the Separation Agreement, to the Licensors and Licensee at the following addresses. Licensors and Licensee shall be permitted to change the addresses set forth below in the same manner as the parties to the Separation Agreement are permitted to notify the other of a change of address under the Separation Agreement.

If to Licensors:

c/o Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois USA 60015

Attn: General Counsel

E-mail: general_counsel@baxter.com

If to Licensee:

Baxalta Incorporated

One Baxter Parkway

Deerfield, Illinois USA 60015

Attn: General Counsel

E-mail: general_counsel@baxalta.com

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.

BAXTER INTERNATIONAL INC.

Signed:	/s/ James K. Saccaro
Name:	James K. Saccaro
Title:	Corporate Vice President
Date:	June 30, 2015

BAXTER HEALTHCARE SA

Signed:	/s/ Bernhard Kaumanns
Name:	Bernhard Kaumanns
Title:	Medical Director
Date:	June 30, 2015

Signed:	/s/ Angela Gürtler
Name:	Angela Gürtler
Title:	HR Business Partner
Date:	June 30, 2015

BAXALTA INCORPORATED

Signed:	/s/ Robert J. Hombach
Name:	Robert J. Hombach
Title:	Corporate Vice President and Chief Financial Officer
Date:	June 30, 2015

Schedule A

Round Lake Baxalta Equipment

Asset Number	Tag Number	Description

34210604	HWL1055400	Process Galaxy Machine SFS2

40024688	BWM1002500	Process Galaxy Machine SFS16

40024689	BWM1002600	Process Galaxy Machine SFS17

76560	BWM1017100	Process Galaxy Machine SFS18

34209963	IVS1528300	Process Galaxy Machine SFS2 –

Schedule B

Applicable Equipment – Agreed Facilities

1.	25212 W. Illinois Route 120, Round Lake, Illinois (facility currently owned by Baxter or applicable Baxter Subsidiary)

2.	Covington, Georgia facility currently under construction and anticipated to begin production in 2018 and to be owned by Baxalta or applicable Baxalta Subsidiary

3.	Single facility in Western Europe owned by Baxalta or applicable Baxalta Subsidiary to be agreed upon by the Transition Committee

Schedule C

Trademarks

1.	Galaxy